Exhibit 99.1

RailAmerica Completes the AUD $ 285 Million Sale of Freight Australia

     Boca Raton, FL – August 31, 2004 – RailAmerica, Inc. (NYSE:RRA), announced today that it has completed the AUD $285 million (US $203.7 million) sale of Freight Australia to Pacific National. Pacific National paid a cash deposit of AUD $14.25 (US $11 million) upon execution of the share sale agreement in March of this year, and paid the balance of AUD $270.75 (US $193.3) in cash at closing. With the proceeds from the sale, RailAmerica will pay off a $57 million Australian Term Loan and $3.2 million of its revolver. The balance of the proceeds will be used to tender for RailAmerica’s 12 7/8% Senior Subordinated Notes, subject to the approval of RailAmerica’s senior lenders.

     RailAmerica purchased Freight Australia from the Victorian State Government in April 1999 for AUD $163 million (US $103 million).

     Charles Swinburn, Chief Executive Officer said, “With the sale of Freight Australia now complete, RailAmerica can now focus solely on building upon its North American operations. In the last eight months, we have divested our Chilean and Australian operations and eliminated over $80 million of debt from our balance sheet. Upon completion of the bond tender process, we will have a much stronger balance sheet for the future.”

     RailAmerica, Inc. (NYSE: RRA) is a leading short line and regional rail service provider with 47 railroads operating approximately 9,000 miles in the United States and Canada. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events and the performance of RailAmerica that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, fuel costs, foreign currency risks, failure to successfully integrate acquisitions, failure to service debt, failure to successfully market and sell nonoperating/nonstrategic properties and assets when scheduled or at all, failure to successfully refinance debt, failure to accomplish new marketing initiatives, economic conditions, customer demand, increased competition in the relevant market, and others. In particular, forward-looking statements regarding earnings and EBITDA of the Company and entities to be acquired are subject to inherent economic, financial and operating uncertainties, including changes in economic conditions, realization of operating synergies, the ability to retain key customers and the impact of unforeseen costs and liabilities of such entities. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.